EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference of our report dated January 27, 2004 in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc. Performance Sharing Plan, Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees, and Martin Marietta Materials, Inc. Southwest Division 401(k) Plan, with respect to the consolidated financial statements and schedule of Martin Marietta Materials, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
May 24, 2004